Exhibit 10.5

Confidential

Executive Agreement

1.	Parties to the Agreement

This executive agreement (Agreement) has been entered into between the following parties:

(1) Spinnova Oyj (Company), business ID ***, address: Palokärjentie 2-4, 40320 Jyväskylä.

(2) Mikko Lassila (***), address: *** (hereinafter the “Executive”)

(The Company and the Executive hereinafter jointly the “Parties” and separately a “Party”)

1.	Employment Relationship

The Executive’s employment relationship begins on 16 February 2026. The Executive’s employment relationship is valid until further notice, and the Executive undertakes to be available to the Company as agreed below. The employment relationship is subject to a probationary period of six (6) months. During the probationary period, either Party is entitled to terminate the Agreement with immediate effect without any notice period.

2.	Duties and Place of Work

The Executive shall serve as Chief Commercial Officer, and the Executive’s principal duties shall be to lead the Company’s commercial operations. The Executive shall serve as a member of the Company’s management team. In addition, the Company may assign other duties to the Executive.

The Executive shall not have a fixed place of work; instead, the Executive shall work at the employer’s office to which the Executive’s duties at any given time are most closely connected. The working area is mainly Helsinki and Jyväskylä, but, taking into account the nature of the work, may also include all of Finland as necessary. The Executive is required to travel in Finland and abroad to the extent required by the duties.

3.	Secondary Occupations

Without the Company’s prior written consent, the Executive is not entitled to accept any paid or unpaid secondary occupation with a company that competes directly or indirectly with the Company or any company belonging to the same group as the Company. The Executive may not have any other connection with the above-mentioned companies that would result in the Executive’s personal interests or activities conflicting with the interests of the Company or any company belonging to the same group as the Company.

4.	Working Time

The Executive’s position is full-time and requires work outside regular office hours. The Working Hours Act does not apply to this Agreement.

Confidential

5.	Salary and Benefits

The Executive’s total salary is EUR 13,500 per month. The salary shall be paid to the bank account designated by the Executive in accordance with the Company’s payroll practices in force from time to time. The total salary includes phone and car benefits, which shall be taken into account in accordance with the Company’s practices in force from time to time.

The Executive is entitled to occupational health care in accordance with the Occupational Health Care Act and the Company’s practices in force from time to time.

The Executive is entitled to any other benefits available at the Company from time to time in accordance with the Company’s practices in force from time to time.

6.	Reimbursement of Expenses and Travel Costs

The Company shall reimburse the Executive for reasonable ongoing expenses incurred in the proper performance of the Executive’s duties in accordance with the rules approved by the Company.

No daily allowances shall be paid for travel between the Company’s offices. Otherwise, the Executive shall be reimbursed for reasonable travel and accommodation expenses in accordance with the Company’s practices in force from time to time.

7.	Annual Holiday

The Executive is entitled to annual holiday and holiday bonus in accordance with the Company’s practices in force from time to time. When taking annual holiday, the Executive shall take into account the interests of the Company and the requirements of its operations. The Executive shall notify the Company of the timing of annual holiday in accordance with the Company’s practices in force from time to time.

In addition, it has been agreed that the statutory annual holiday shall be supplemented so that the Executive may take a full four (4) weeks of paid summer holiday in summer 2026 and one week of paid winter holiday in spring 2027.

8.	Collective Agreements

No collective agreement applies to this Agreement.

9.	Salary During Illness

The Executive is entitled to salary during illness for one continuous sickness absence lasting no more than three (3) months, unless otherwise agreed between the Executive and the Company or otherwise decided by the Company.

10.	Insurance

The Company undertakes to take out statutory accident and pension insurance for the Executive and to keep them in force during the Executive’s employment relationship. The accident insurance includes leisure-time accident insurance.

In addition, the Company shall maintain medical expense insurance, travel insurance (including work-related and leisure travel), and any other insurance policies separately agreed or decided by the Company for the Executive.

Confidential

11.	Inventions and Copyright

All copyrights and other intellectual property rights relating to works, software, databases, inventions and other materials, information and know-how created in connection with the Executive’s duties, whether or not protectable, including the right to modify them and transfer the rights to a third party, shall belong fully and exclusively to the Company without compensation.

In addition, all rights to inventions, designs and utility models, and to products and services created on the basis of them, shall belong to the Company when they have been created during the term of this employment agreement or within six (6) months after termination of this Agreement, unless the Executive demonstrates that the invention, design or utility model in question was created independently without the Company’s involvement and know-how.

Inventions made by the Executive shall be governed by the Act on the Right in Employee Inventions, and the amount of compensation shall be determined in accordance with the Company’s employee invention policy in force from time to time.

The Executive undertakes, to the best of the Executive’s ability, to transfer the rights to the Company and, at the Company’s request, to promptly sign all assignment documents and other documents required for the transfer of rights or their protection in different countries. In addition, the Executive grants the Company an irrevocable authorization to sign the above-mentioned assignment documents and other documents if the Executive has not signed them due to absence or for any other reason.

Regardless of any registration made on behalf of the Company, the Executive undertakes not to register or attempt to register, during or after this Agreement, any trademark, business name, domain name, email address or similar identifier that is similar to or refers to any marks or symbols used by the Company (including, but not limited to, business name, auxiliary business name, trademark or domain names) or that is derived from marks or symbols used by the Company.

12.	Communications

A representative appointed by the Company’s Board of Directors has the right to receive, search for, open and read mail (ordinary mail and email) that relates to the Company’s business or to the Executive’s position and duties in the Company and that is addressed to the Executive and received through the Company or sent by the Executive for the above purposes. The Company may exercise this right only in situations where the Executive cannot personally read the mail due to serious or prolonged illness or other similar reasons or circumstances that may result in the Executive’s consent not being obtainable within a reasonable time or where the matter is urgent, and after termination of this Agreement or the Executive’s work obligation. The Company shall notify the Executive in writing of the receipt, search, opening and reading of mail, but the Company is not obliged to prepare a separate written report on the measure taken.

The Executive shall ensure that personal mail is removed from the Executive’s work email or clearly marked as personal. If personal content is found in mail read by the Company’s representative, the Company has no right to disclose the content of such mail to a third party or retain copies of it.

13.	Information Security

The Executive undertakes to use the Company’s information systems and passwords only for purposes required for the performance of the Executive’s duties. The Executive undertakes not to copy files, software or other materials related to the Company’s information systems unless such copying takes place as part of the Executive’s duties.

During the term of this Agreement and after its termination, the Executive undertakes not to use the Company’s information systems or parts thereof (such as software, databases or files) for the Executive’s own benefit or for the benefit of a third party without the Company’s written consent. No information from the Company’s information systems, parts thereof or related content may be disclosed to third parties. The Executive shall exercise care in using the information systems and comply with the instructions issued by the Company.

Confidential

14.	Non-Competition During Employment

Under this Agreement, the Executive undertakes to act for the benefit of the Company. The Executive undertakes not to compete, directly or indirectly, alone or together with another person, through companies directly or indirectly owned or controlled by the Executive, with the Company or companies belonging to the same group as the Company during the term of this Agreement.

During the term of this Agreement and for six months after its termination, the Executive may not, directly or indirectly, engage in competition with the Company or participate in the operations or administration of a competitor, either personally or through a close business partner, nor prepare to commence such activities. Activities covered by the post-termination non-competition obligation shall be determined based on the business carried on by the Company at the time of termination of the Agreement. Compensation for the non-competition period shall always be determined in accordance with the Employment Contracts Act in force from time to time. If the Executive is paid the severance compensation described in section 17, the severance compensation shall be deemed to also include compensation for the non-competition obligation.

During the term of this Agreement and for six months after its termination, the Executive undertakes not to recruit persons employed by the Company to the Executive’s own company or to a company in which the Executive is responsible for recruitment, and to refrain from preparing such activities. The non-recruitment obligation does not apply where a person responds to a public advertisement for an open position.

During the term of this Agreement and for six months after its termination, the Executive undertakes not to solicit the Company’s customers or cooperation partners to terminate their customer agreements or cooperation agreements with the Company, and to refrain from preparing such activities.

If the Company terminates this Agreement for a reason not attributable to the Executive, the non-competition obligation described above shall automatically cease by operation of law, and the duration of the above non-recruitment and non-solicitation obligations shall be four months.

If the Executive breaches the non-competition, non-recruitment or non-solicitation obligations described above, the Executive shall pay the Company a contractual penalty corresponding to the Executive’s total salary for a period of six months.

15.	Confidentiality and Duty of Loyalty

In all activities, the Executive shall act loyally towards the Company and its owners.

During the contractual relationship, the Executive may not use or disclose to any third party any business or professional secrets of the Company or its group companies, or any other information defined as confidential. This shall be understood in the broadest sense, regardless of the source of such information.

The duty of loyalty shall continue for the duration of the non-competition obligation, and the confidentiality obligation shall continue for as long as the information constitutes a trade secret of the Company.

If the Executive breaches this obligation, the Executive undertakes to pay the employer, as a contractual penalty, an amount corresponding to six (6) months of the Executive’s total salary. This contractual penalty does not limit the amount of any damages. Payment of the contractual penalty does not release the Executive from the confidentiality and duty of loyalty obligations.

16.	Termination of the Agreement

This Agreement may be terminated in accordance with the Employment Contracts Act by delivering written notice of termination to the other Party.

When terminating the Agreement, a notice period of three (3) months shall be observed by both Parties.

Upon termination of the employment relationship, the Executive’s final salary shall be paid on the salary payment date of the month following the termination date of the employment relationship.

Confidential

Untaken annual holidays shall be planned to be taken during the notice period. Holiday compensation for the holiday year ongoing at the time of termination of the Agreement shall be paid together with the final salary. Holiday compensation does not include holiday bonuses.

If the Agreement is terminated for a reason not attributable to the Executive, the Company shall pay the Executive severance compensation together with the final salary. The severance compensation shall be paid as a lump sum corresponding in amount to the Executive’s total salary in force at the time of termination of the Agreement for a period of nine months. Bonuses, incentives or other similar one-off payments paid to the Executive shall not be taken into account in the total salary. The lump sum shall not be paid if the Executive resigns at the Executive’s own request or if the Agreement is terminated with immediate effect in accordance with the Employment Contracts Act. Payment of the severance compensation requires that the Parties sign an agreement covering all terms relating to the termination of the employment relationship, including a waiver of all claims against the other Party or the Company’s representatives. If the Executive disputes the validity of the agreement or otherwise claims compensation for the termination of the Executive Agreement, all costs incurred by the Company that it has to pay due to the Executive’s claims shall be deducted from the severance compensation payable.

At any time upon the Company’s request, the Executive shall return to the Company all property belonging to or relating to the Company that is in the Executive’s possession, including documents, reports, user IDs, passwords and profiles in social media and other services, as well as any other materials or copies thereof that relate to the Company’s operations or that the Executive has received during the employment relationship. The Executive undertakes not to retain copies of the foregoing. Upon termination of the Agreement, the Executive shall be given an opportunity to delete personal documents and emails from the Company’s systems and to collect personal property.

Upon termination of the Agreement, the Executive undertakes to provide the Company with all user IDs and passwords relating to work equipment and gives consent for the Company, within the limits permitted by law, to freely open, read and forward emails, documents, correspondence and other materials addressed to or received by the Executive or sent by the Executive that relate to the Company’s business.

17.	Resolution of Disputes

Disputes concerning the Agreement, including its provisions, breach, termination or validity, shall first be negotiated between the Parties. If no agreement is reached in such negotiations, the disputes shall be resolved by the Helsinki District Court.

18.	Signatures

We accept this Agreement as binding upon us.

No amendment to this Agreement shall be valid unless made in writing and signed by the Executive and the Company’s legal representative. If any provision of this Agreement becomes unenforceable due to a change in law, administrative order or other reason, the remaining provisions of the Agreement shall remain in force. The Parties undertake to negotiate amendments to this Agreement so that the Parties’ original common intention in entering into this Agreement is fulfilled as accurately as possible.

Confidential

This Agreement has been signed digitally or in two (2) identical counterparts, one for the Executive and one for the Company.

Place: Online / Tampere

Date: January 8, 2026

Spinnova Oyj

/s/ Janne Poranen	/s/ Mikko Lassila
Janne Poranen	Mikko Lassila
CEO	Executive